Exhibit 10.44

Consulting Agreement

This Consulting Agreement (“Agreement”) is entered into on this 31 day of July, 2024 (“Effective Date”), by and between My Size Israel 2014 incorporated under the laws of the State of Israel, of 2 Haim Holtzman St., Rehovot, Israel (the “Company”), and Accounting Team Ltd., an Israeli company, of 34 Itzhak Sade Tel Aviv, Israel (the “Consultant”), (the Consultant and the Company, may each be referred to herein as a “Party”, and collectively, the “Parties”).

W i t n e s s e t h

Whereas,	the Company wishes to retain the services of the Consultant, all according to the terms and conditions described in this Agreement; and

Whereas,	the Consultant wishes to be engaged by the Company as a consultant in performing certain services subject to the terms of this Agreement; and

Whereas,	the Consultant represents and warrants that the Consultant has the skills and experience and is ready, qualified, willing, and able to carry out the Consultant’s obligations and undertakings towards the Company pursuant hereto.

Whereas,	the parties hereto wish to set forth in writing their agreements and understandings;

Now, Therefore, in consideration of the promises and mutual agreements and undertakings set forth herein, and with the intention to be bound thereby, the parties hereto agree as follows:

1.	General

1.1.	The preamble to this Agreement constitutes an integral part thereof.

1.2.	All headings of the Sections and sub-Sections of this Agreement are intended for convenience of reference only and shall not be used in interpreting this Agreement.

1.3.	In this Agreement words importing the masculine gender shall include the feminine gender.

2.	Services

2.1.	Scope of Services. The Consultant will provide the Company with the services set forth in Exhibit A hereto, and such other services required by the Company from time to time (the “Services”).

2.2.	Level of Service. The Consultant hereby represents and warrants that the Consultant has the professional skills, experience, talent, expertise and knowledge necessary in order to perform the Services.

2.3.	Performance of Services. The Services shall be rendered by the Consultant personally and may not be assigned or delegated to any other entity or person. The Consultant shall report to the Company CEO or to the person assigned by the Company from time to time.

3.	Consultant’s Representations and Warranties

3.1.	The Consultant represents and warrants that the execution, delivery and performance of this Agreement, the rendering of Services hereunder, and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which the Consultant is a party or by which the Consultant is bound (including any restrictions imposed by any medical, research or other body or institution); and (ii) do not require the consent of any person or entity.

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3.2.	Further, with respect to any past, current or future engagement or employment of the Consultant with third parties and with respect to any permitted engagement or employment of the Consultant with any third party during the term of the Consultant’s engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Consultant represents, warrants and undertakes that: (a) the Consultant’s engagement with the Company and the rendering of the Services hereunder does not and/or will not be in breach of any of the Consultant’s obligations toward Other Employers, and (b) the Consultant will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employers.

4.	Consultant’s Compensation

In consideration of the Services performed by the Consultant, the Consultant shall be entitled to the fees and payments set forth in Exhibit A hereto.

5.	Term; Termination

5.1.	Term. This Agreement shall commence on the Commencement Date (as set forth in Exhibit A) and shall continue unless terminated in accordance with Section 5.2 below.

5.2.	Termination.

5.2.1.	Each Party may, at any time, terminate this Agreement, without Cause (as defined below), by giving the other Party sixty (60) days’ prior written notice of the intent to terminate, such termination being effective upon the expiration of such period. Company shall remain obligated to pay Consultant’s fee until the effective date of termination. Consultant will provide all work product and other deliverables to Company upon Company’s first request or upon termination (the earlier to occur), and Consultant will dispose of any materials and any of Company’s confidential information in accordance with Company’s directions.

5.2.2.	The Company may terminate this Agreement forthwith for Cause (as defined below) without advance notice and without derogating from any other remedy to which the Company may be entitled. A termination for “Cause” is a termination due to: (i) the Consultant’s conviction of any felony; (ii) the Consultant’s continuous disregard of instructions of the Company with respect to the Consultant’s performance of the Services; (iii) the Consultant is debarred, disqualified or suspended from medical practice under any applicable laws; (iv) embezzlement of funds of the Company by the Consultant or the Consultant otherwise causing grave injury to the Company; or (v) the Consultant’s breach of incompliance with the Consultant’s undertakings under Sections 6, 7 and/or Exhibit B hereto.

6.	Confidentiality; NON-Solicitation and Ownership of Inventions Undertaking

Upon execution of this Agreement, and as a condition thereto, the Consultant shall execute the Undertaking, in favor of the Company and any current and future subsidiary, affiliate and parent company of the Company, attached as Exhibit B hereto.

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7.	Independent Contractor; Indemnification

7.1.	The Consultant hereby confirms that the Consultant is performing the Services hereunder as an independent contractor as per the Consultant’s explicit request. Accordingly, Consultant hereby acknowledges and agrees that no partnership, joint venture, agency or employer-employee relationship exists or will exist between the Consultant and the Company. The Consultant specifically acknowledges and agrees that the Consultant shall not be entitled to any employee or other benefits offered by the Company to any of the Company’s personnel or under applicable laws, and shall be solely responsible for all taxes, social security taxes, levies, tariffs, customs, duties, unemployment taxes, workers’ compensation insurance premiums and any other taxes or amounts payable with respect to the fees paid to the Consultant hereunder and/or due on the Consultant’s income. The Consultant acknowledges that the Consultant has read and fully understands the terms of this Agreement.

7.2.	The Consultant has no authority to bind or obligate the Company by contract or otherwise without the Company’s prior written authorization. The Consultant shall not make any representations or warranties to anyone with respect to any contract or otherwise without the Company’s prior written authorization. The Consultant may not engage any other person or entity to carry out any or all of the Consultant’s undertakings under this Agreement unless such engagement is approved by the Company in writing in advance.

7.3.	Without limiting and/or derogating from any of the foregoing, the Consultant will defend, hold harmless and indemnify the Company and/or any of its shareholders, directors, officers, employees, advisers and/or anyone of their behalf (collectively, the “Indemnified Persons”), from and against any and all losses, damages, costs and expenses (including legal costs and attorneys fees) suffered and/or incurred by the Indemnified Persons deriving from and/or related to any claim, demand, suit and/or action claimed and/or brought against any of the Indemnified Persons, by any person (including without limitation by the Consultant and/or the Consultant’s heirs), (i) asserting that employer-employee relationship exists and/or existed between the Consultant and the Company and/or demanding any employee-related benefits from any of Indemnified Persons, (ii) arising from any negligent, reckless or intentionally wrongful act of Consultant, or (iii) any failure of Consultant Company to perform the Services in accordance with all applicable laws, rules and regulations.

8.	Miscellaneous

8.1.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Israel. The parties hereto agree to submit to the jurisdiction of the competent courts of Tel-Aviv-Jaffa, Israel with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

8.2.	No Waiver. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

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8.3.	Assignment. The Consultant may not assign, transfer, pledge or otherwise delegate any of the Consultant’s rights, duties or undertakings under this Agreement to any third party without the express prior written consent of the Company, and any unauthorized assignment or delegation shall be null and void. The Company may assign this Agreement without the need for any consent but with notification to the Consultant, provided the assignor has assumed the Company’s obligations under this Agreement.

8.4.	Severability. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.5.	Notices. All notices hereunder will be in writing and shall be given by and be deemed received by the receiving party (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail to the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice, return receipt requested, within seven (7) days of mailing; or (iii) if sent by e-mail with an electronic written confirmation of receipt, on the first business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

8.6.	Entire Agreement. The preamble, schedules and exhibits to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

8.7.	Survival. The provisions of Sections 3, 6, 7 and 8 of this Agreement, including the provisions of Exhibit B, shall survive the expiration or other termination whatsoever of this Agreement, or the Parties’ relationship.

[Signature Page shall follow]

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IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties hereto as of the date first above written.

	MySize Israel 2014 Ltd.			Accounting Team Ltd.

Signature:	/s/ Or Kles,	/s/ Ronen Luzon	Signature:	/s/ Oren Elmaliah
Name:	Or Kles,	Ronen Luzon	Name:	Oren Elmaliah
Title:	CFO	CEO	Title:	CEO

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Exhibit A

Services and Consideration

1.	Commencement Date: March 1, 2025

2.	Description of Services and Scope:

-	Input of invoices and coding of them including VAT issues.
-	Payment cycle – 2 per month and ongoing treasury
-	Receiving exemption with from withholding for foreign supplier from tax authority.
-	Payroll control and reconciliation.
-	Payments to payroll and reporting to pension funds.
-	VAT electronic reporting, including receiving and reviewing import bills and allotment numbers.
-	Reaching out to suppliers to get invoices.
-	Recompilation with subsidiary.
-	FR entity entering in the JE from local accountant.
-	Monthly bank report.
-	P&L once per month up to 15th of the month.
-	FS (including BS and CF) once a quarter up to 20th of the month.
-	Annual FS including work with auditor creating workbook and answering audit requests.
-	Preparation of SEC reporting.

3.	Consideration:

3.1	In consideration for the provision of the Services within the Scope (as set forth above), the Consultant shall be entitled to a monthly fee in the amount of;

3.1.1	Bookkeeping including salary in 2 Israeli entities - US Gaap bookkeeping, salary services, VAT, tax filling and payment management . 16,000 per Month

3.1.2	Controller – 50% FTE working on consolidation based on US GAAP and preparation of 10Qs and 10K – including quarterly review and annual audit 21,000 per month or hourly rate.

3.1.3	CFO Service – Appointment of Oren Elmaliah as CFO of the company – BOD presentations, ad hoc activity, CFO review of public fillings, maintenance of public relationship and compliance. 26,000 per month or hourly rate, and appropriate equity compensation.

3.2	The Consultant shall provide to the Company, at the end of every calendar month, with a written report detailing all the Services provided by the Consultant during the preceding month as well as an accurate and detailed report of the hours of work during such preceding month for any overtime hours only (the “Monthly Report”) and a corresponding valid and duly issued tax invoice. Providing the Monthly Report at the end of every month will be a precondition for receiving the fees hereunder. The Company shall verify the Monthly Reports vis-à-vis its records, and if acceptable, will pay the fees hereunder within fourteen (14) days from the date of acceptance of the respective invoice by the Company.

3.3	The Consultant shall be liable for the Consultant’s own taxes arising from the fees hereunder and/or any consideration paid to the Consultant hereunder. Without derogating from the foregoing, the Company shall be entitled to withhold from payments to the Consultant any and all amounts as it may be required to withhold from time to time to the extent required under any and all applicable laws.

3.4	The Company will reimburse the Consultant for actual out-of-pocket expenses which were pre-approved by the Company in writing. The Consultant will provide the Company with documentation and other records as may be reasonably appropriate for the Company or its accountants to verify the amount and nature of any such expenses.

3.5	The consideration set forth in this Section 3 constitutes the full and complete consideration due to the Consultant in respect to the fulfillment of Consultant’s undertakings herein.

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Exhibit B

Consultant Undertaking

This Undertaking (this “Undertaking”) is entered into, on this February 28, 2025 (“Effective Date”), by Accounting Team Ltd., with offices in 34 Itzhak Sade Tel Aviv (the “Consultant”).

Whereas, the Consultant signed a consulting agreement with My Size Israel 2014 Ltd. (together with its affiliated entities, the “Company”) regarding the provision of certain services (the “Services”) to the Company; and

Whereas, The Company wishes to receive the Services from the Consultant, and in connection therewith may disclose confidential information of the Company to the Consultant, subject to the Consultant executing this Undertaking in favor of the Company.

Now, Therefore,     the Consultant undertakes and warrants to the Company, with effect as of the commencement date of the Consultant’s engagement with the Company, as follows:

1.	Confidential Information.

1.1.	The Consultant has had and shall have access to confidential and proprietary information of the Company, whether oral or in writing, through electronic transmission, magnetic storage or other media, or through presentation or demonstration, or in any other form, including, but not limited to, the processes, technologies, research, patents, copyrights, customers list, patient list and information, health information, trade secrets, data, know-how, improvements, inventions, whether patentable or not, techniques and products (actual or planned), technical, technological, medical or financial information, marketing or promotion of any product, services, business policies, business plans or practices, and employment terms and conditions of the employees/contractors (including the Consultant), information received from others that the Company is obliged to treat as confidential, or any other information or data relating to the Company and its business, operations or customers (“Proprietary Information”).

1.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding: (i) information that is or subsequently becomes publicly available not as a result of a breach of Consultant’s obligation owed to the Company; or (ii) was known to Consultant prior to Consultant’s engagement by the Company, as evidenced by written records. The burden of proof in respect of any of the aforesaid exception shall be upon the party seeking to rely on such exception.

1.3.	The Consultant shall not be prevented from disclosing Proprietary Information if (i) such disclosure is in response to a valid order of a court or any other governmental body, or (ii) such disclosure is otherwise required by law, provided that in either event, the Consultant, to the extent possible, has first given prompt prior written notice to the Company and made reasonable efforts to prohibit or limit such disclosure and to protect the confidentiality of any Proprietary Information eventually disclosed.

1.4.	The Consultant shall not disclose, from the date hereof, without the written consent of the Company, to any person or entity, any Proprietary Information of the Company.

1.5.	The Consultant shall not use any Proprietary Information without the consent of the Company, other than such use during the term of the provision of the Services as reasonably required for performing the Services and for no other purpose. The Consultant shall use the same degree of care in safeguarding Proprietary Information, as the Consultant uses for the Consultant’s own confidential information of like importance, but in any case at least a reasonable degree of care.

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1.6.	The Consultant shall not be entitled to copy, reproduce, summarize any samples, models, prototypes, software, drawings, documents or other instruments furnished by the Company hereunder and containing Proprietary Information, unless and to the extent it is reasonably required for performing the Services.

1.7.	The Consultant may not reverse engineer, decompile or disassemble any Proprietary Information, without the explicit prior written consent of the Company.

1.8.	The Consultant agrees that all Proprietary Information shall be the Company’s sole property and shall be returned by the Consultant to the Company upon termination of the Consultant’s Services or at any other time at the request of the Company, without retaining with the Consultant any documents or materials or copies thereof containing any Proprietary Information.

2.	Non-Solicitation.

2.1.	That during the term of his engagement with the Company and for twelve (12) months thereafter, not to induce any employee, consultant, service provider, customer or supplier of the Company to terminate their employment or engagement with the Company.

3.	Ownership of Inventions.

3.1.	The Consultant will promptly disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, that result from the performance of the Services to the Company during the period in which the Consultant renders the Services to, and/or engaged by, the Company, including the period prior to the execution of this Undertaking (all such information, improvements, inventions, formulas, processes, techniques, know-how, and data are hereinafter referred to as the “Inventions”). The Consultant also agrees to assign all the Consultant’s right, title and interest in and to any particular Invention to any third party, including without limitation government agency, as directed by the Company.

3.2.	The Consultant agrees that all the Inventions shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions. The Consultant hereby assigns to the Company any rights the Consultant may have or acquire in such Inventions.

3.3.	The Consultant further agrees as to all such Inventions to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents on such Inventions in any and all countries, and to take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Company and its affiliates, with respect to the foregoing. To that end, the Consultant will execute all documents for use in applying for and obtaining patents on and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

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3.4.	In the event the Company is unable for any reason, after reasonable effort, to secure the Consultant’s signature on any document needed in connection with the actions specified in Section 3.3 hereof, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Consultant. The Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Consultant now or may hereafter has for infringement of any Inventions assigned hereunder to the Company.

3.5.	Without limitation of any of the other provisions of this Undertaking, the Consultant irrevocably confirms that the consideration set forth in the Consultant agreement with the Company is in lieu of any rights for compensation that may arise in connection with any Inventions under applicable law. The Consultant further confirms that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and the Consultant shall not be entitled to, and the Consultant hereby waives now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that the Consultant may have in connection therewith. This clause, constitute an express waiver of any rights the Consultant may have under Section 134 of the Patent Law.

4.	General.

4.1.	The Consultant acknowledges that given access to confidential and proprietary information regarding the Company, the provisions of this Undertaking are reasonable and necessary to protect the Company’s business. The Consultant further acknowledges that the Consultant has carefully reviewed the provisions of this Undertaking, fully understands the economic consequences thereof, has assessed the respective advantages and disadvantages to the Consultant of entering into this Undertaking and has concluded that in light of the Consultant’s education, skills and abilities, the restrictions set forth in this Undertaking are reasonable and will not prevent the Consultant from entering into this Undertaking.

4.2.	The Consultant hereby recognizes and acknowledges that irreparable injury or damage shall result to the business of the Company in the event of a breach or threatened breach by the Consultant of the terms and provisions of this Undertaking. Therefore, the Consultant agrees that the Company shall be entitled to an injunction restraining the Consultant from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, recovery of damages from the Consultant and, if the Consultant is still retained by the Company, terminating the services of the Consultant in accordance with the terms and provisions hereof.

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4.3.	If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudicate is made. In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the applicable law as it shall then appear. The provisions of this Undertaking shall remain in full force and effect also following the termination of the Consultant’s services to the Company for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

4.4.	The Consultant represents and warrants that all of the Consultant’s employees, contractors, directors and officers (if any) involved in any way in rendering the Services to the Company, shall be subject to and bound by the provisions of this Undertaking, as if an original party hereto.

4.5.	This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel (excluding conflicts of law principles).

4.6.	The provisions of this Undertaking shall survive the expiration or other termination whatsoever of the Consulting Agreement or the parties’ relationship.

IN WITNESS WHEREOF, the undersigned has executed this Undertaking as of the date first written above:

Accounting Team Ltd.

Signature:	/s/ Oren Elmaliah